Exhibit 99.1

Contact:	Scott Montgomery, President & CEO	CORPORATE INVESTOR RELATIONS
	smontgomery@mnbla.com	1809 7TH AVENUE, SUITE 1414
	David Brown, Exec VP & CFO david.brown@mnbla.com	SEATTLE, WA 98101
	310-277-2265	206.388.5785

NEWS RELEASE

National Mercantile to Restate Financial Statements from 2003 to Present Due to
Technical Interpretation of Accounting for Derivative Transactions

Los Angeles, California – August 15, 2006 – National Mercantile Bancorp (Nasdaq: MBLA), the holding company for Mercantile National Bank and South Bay Bank, N.A., today announced that it will restate its financial statements for 2003, 2004, 2005, and the first quarter of 2006, to conform to recent technical interpretations to the accounting requirements under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.”

The restatements relate to the company’s accounting for interest rate swaps entered into in connection with its trust preferred securities and related subordinated debt under the “short-cut” hedge accounting methodology.  The restated financial statements, when filed, for all affected periods through March 31, 2006 will reflect a cumulative charge of approximately $598,000 (net of income taxes) to account for the swap transaction associated with the trust preferred debt as if fair value hedge accounting under SFAS 133 was never applied. The restatement will have a varied impact on individual quarters, with some periods reflecting increased earnings and others decreased earnings.  The restatements adjust slightly the Company's previously reported total assets and total liabilities, however, the economics of the interest rate derivative contract are not affected.

“Because of the exposure to interest rate volatility as a financial services provider, we have implemented a number of strategies to mitigate the impact of rate changes, including interest rate swaps,” said David Brown, Chief Financial Officer.  “Accounting for hedging activities is complex, requires exacting documentation, and has been the subject of various interpretations by accounting and financial professionals during the last several years.  At the time we entered into the swap, we analyzed in detail the available accounting methods and common practices followed by our peers and recommended by our accounting advisors.  Based on this review, we determined that the “short-cut” method was the most appropriate accounting method for the company because the terms of the interest rate swap mirrored the corresponding debt resulting in a highly effective hedge.”

“Recent technical interpretations led us to revisit the accounting treatment,” said Scott A. Montgomery, President and CEO.  “Based on the most recent interpretation, management and our Audit Committee concluded that the swap transaction did not qualify for the short-cut method because of the interest deferral feature of the trust preferred securities, which permits interest payments to be deferred for a period of up to five years without creating an event of default or acceleration.” Although management believes these swaps would have qualified for hedge accounting under the “long-haul” method, hedge accounting under SFAS 133 is not allowed because the hedge documentation required for the “long-haul” method was not in place at the inception of the hedge.  Accordingly, “long-haul” hedge accounting cannot be achieved retroactively.

Fair value hedge accounting allows a company to record the change in fair value of the hedged item as an adjustment to income that offsets the fair value adjustment on the related interest rate swap. Eliminating the application of fair value hedge accounting reverses the market value adjustments that were made to the trust preferred debt and results in the changes in the market value of the interest rate swap being recognized currently in the income statement without the offsetting adjustment to the subordinated debt. The Company is currently considering whether to re-designate the interest rate swaps associated with these transactions as hedges under the “long-haul” accounting method in order to qualify them going forward for hedge accounting under SFAS No. 133.

Because of the restatements, we filed a Form 12b-25 notifying that we anticipate filing our Form 10-QSB for June 30, 2006 by August 21, 2006.  We anticipate reporting net income of $1.1 million, or $0.19 per diluted share, for the three months ended June 30, 2006 compared to $1.4 million, or $0.23 per share, for the same period in 2005.  We expect to report net income of $2.2 million for both the six months ended June 30, 2006 and 2005, and $0.37 and $0.38, respectively, per diluted share. The figures reflect a $216,000 and $478,000 charge to the three month and six month 2006 periods, respectively, related to changes in value of the swap not afforded hedge treatment, while the 2005 periods reflect a $341,000 credit and a $222,000 credit to the three month and six month periods, respectively.

On June 15, 2006 we announced that we have entered into an agreement and plan of merger with FCB Bancorp.  The transaction is not affected by the restatement and we continue to anticipate consummation of the merger during the 4th quarter of 2006 subject to shareholder and regulatory approvals.

The company will file an amended Annual Report on Form 10-KSB for the year ended December 31, 2005, and amended Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006, with the SEC that will include the restated financial statements and related disclosures as soon as practical.  The statements below summarize the effect of the restatement.  Please visit www.nationalmercbancorp.com to view tables for all periods.

ABOUT NATIONAL MERCANTILE BANCORP

National Mercantile Bancorp is the holding company for Mercantile National Bank and South Bay Bank, with offices located in Century City, Encino, Torrance, El Segundo, Costa Mesa and Beverly Hills, all among California’s highest value markets.  The banks’ focus is on business banking with specialty lending expertise in the entertainment, healthcare, professional services, real estate escrow, business and residential construction, property management industries and community-based non-profit organizations.  The company is building a premier business banking franchise with experienced loan officers providing highly personalized service.

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NATIONAL MERCANTILE BANCORP

Summary of Financial Results as Originally Reported and as Restated (Unaudited)

	Three Months Ended		Year Ended
	March 31, 2006		December 31, 2005
	As Originally Reported	As Restated	As Originally Reported	As Restated

Net interest income before provision for credit losses	$5,759	$5,759	$21,129	$21,129
Net cash settlement of interest rate swap derivative	—	(43)	—	(347)
Total net interest income	5,759	5,716	21,129	20,782
Provision (benefit) for credit losses	32	32	(84)	(84)
Net interest income after provision for credit losses	5,727	5,684	21,213	20,866
Total other operating income	322	322	1,166	1,166
Net cash settlement of interest rate swap derivative	—	43	—	347
Change in fair value of interest rate swap derivative	—	(448)	—	(395)
Total non-interest income	322	(83)	1,166	1,118
Total other operating expenses	3,732	3,732	14,376	14,376
Income before taxes	2,317	1,869	8,003	7,608
Income tax expense	999	999	3,322	3,322
Income tax effect on restatement	—	(186)	—	(164)
Total income tax expense	999	813	3,322	3,158
Net income	$1,318	$1,056	$4,681	$4,450

Net income per share – Basic	$0.24	$0.19	$1.01	$0.96
Net income per share – Diluted	$0.22	$0.18	$0.79	$0.75

Return on average assets	1.36%	1.09%	1.16%	1.10%
Return on average equity	21.41%	17.15%	12.78%	12.15%
Net interest margin	5.49%	5.45%	5.67%	5.58%
Net overhead ratio (1)	3.51%	3.93%	3.26%	3.27%
Efficiency ratio (2)	61.70%	66.63%	64.24%	65.39%

(1) The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(2) The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenues (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

This press release contains forward-looking statements about the Company.  Forward-looking statements consist of descriptions of plans or objectives for future operations, products or services, forecasts of revenues, earnings or other measures of economic performance and assumptions underlying or relating to any of the foregoing.  Because forward-looking statements discuss future events or conditions and not historical facts, they often include words such as “believe,” “potential,” “confident,” “encourage or encouraging,” “will be,” “anticipate,” “estimate” or similar expressions.  Do not rely unduly on forward-looking statements.  They give the Company’s expectations about the future and are not guarantees or predictions of future events, conditions or results.  Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update them to reflect changes that occur after that date.  Many factors, most beyond the company’s control, could cause actual results to differ significantly from the Company’s expectations.  These factors include, among other things, changes in interest rates, which affect margins, impact funding sources or alter loan demand; increased competitive pressures; changes in national and local economic conditions; fluctuations in the California real estate markets; changes in fiscal policy, monetary policy, legislative or regulatory environments; changes in the credit quality of the Company’s loan portfolio, the Company’s abilities to realize further efficiencies and achieve growth targets, and finalization of year-end audit results.  These and other factors are discussed in greater detail in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005.

Additional Information

The proposed merger will be submitted to the shareholders of each of National Mercantile and FCB Bancorp for their consideration. First California Financial Group, Inc. will file a registration statement, which will include a joint proxy statement/prospectus to be sent to the shareholders of each of National Mercantile and FCB Bancorp, and each of First California Financial Group, National Mercantile and FCB Bancorp may file other relevant documents concerning the proposed merger with the SEC. Shareholders are urged to read the registration statement and the joint proxy statement/prospectus regarding the proposed merger when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about First California Financial Group, National Mercantile and FCB Bancorp, at the SEC’s website (http://www.sec.gov). You will also be able to obtain these documents, free of charge, by accessing National Mercantile’s website (http://www.mnbla.com) under the tab “Investor Relations”, or by accessing FCB Bancorp’s website (http://www.fcbank.com) under the tab “About Us”.

National Mercantile and FCB Bancorp and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of National Mercantile and FCB Bancorp in connection with the proposed merger. Information about the directors and executive officers of National Mercantile is set forth in the proxy statement for its 2006 annual meeting of shareholders, as filed with the SEC on April 20, 2006. Information about the directors and executive officers of FCB Bancorp is set forth in its Annual Report on Form 10-K, as filed with the SEC on March 31, 2006. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed merger when it becomes available. You may obtain free copies of these documents as described above.

Note: Transmitted on Prime Zone on August     , 2006 at         a.m. PDT.